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                                                                  EXHIBIT (h)(5)


                               [BISYS LETTERHEAD]


                                                                  August 1, 1999


M.S.B. Fund, Inc.
c/o Shay Assets Management, Inc.
230 West Monroe Street, Suite 2810
Chicago, IL 60606

    Re: Administration and Transfer
        Agency Fee Waiver

Dear Sir or Madam:

    BISYS Fund Services Ohio, Inc. ("BISYS") agrees to waive certain fees under an Administration Agreement and under a Transfer Agency Agreement between BISYS and the M.S.B. Fund, Inc. (the "Fund"), dated August 1, 1999, and August 9, 1999, respectively. This fee waiver arrangement is to be reviewed by BISYS and the Fund at the end of each calendar year.

    BISYS shall waive 25% of the monthly minimum fee under the Administration Agreement. The greater of the adjusted monthly minimum fee or the corresponding asset based fee will be accrued on a monthly basis.

    BISYS shall waive 25% of the monthly minimum fee under the Transfer Agency Agreement, inclusive of per account charges. Transaction charges, miscellaneous fees and out-of-pocket expenses will be billed as they are incurred.

    The parties acknowledges that BISYS will not be entitled to collect on or make a claim for waived fees at any time in the future.

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    Further, the parties understand that the fees waived in connection with this Agreement do not represent a "proprietary interest", as defined in the Internal Revenue Code.


                                   Very truly yours,


                                   BISYS Fund Services Ohio, Inc.

                                   By: /s/ BISYS Fund Services Ohio, Inc.
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                                   Title: Managing Director
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                                   Acknowledged:

                                   M.S.B. Fund, Inc.

                                   By: /s/ M.S.B. Fund, Inc.
                                      ------------------------------------------
                                   Title: V.P. and Secretary
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